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UNITY WIRELESS
Technology & Innovation to Power a Wireless World!

                                                           FOR IMMEDIATE RELEASE

 UNITY WIRELESS ANNOUNCES RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2003
           AND PROVIDES AN OVERVIEW OF THE COMPANY'S CURRENT BUSINESS

     November 13, 2003 - BURNABY, BC - Unity Wireless Corporation (OTCBB: UTYW), a developer of fully integrated RF subsystems and power amplifiers, announced results for its third quarter and nine months ended September 30, 2003, as reported in the Company's Form 10Q-SB filed today with the Securities and Exchange Commission. The Company also provided an overview of its current business.

     RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2003

     Net sales for the nine months ended September 30, 2003 remained relatively constant at $2.156 million from $2.157 million for the nine months ended September 30, 2002. However, third quarter sales decreased by $292 thousand from the third quarter of last year and $1.59 million from the prior quarter. These decreases are primarily a factor of the slowness in the realization of projects from the Company's customer base.

     Despite sales remaining relatively constant, costs of sales, net of stock-based compensation and write-down of $190,616 in inventory, decreased by 20% or $369 thousand, resulting in a gross margin of 32% for the nine months ended September 30, 2003 compared to 15% for the nine months ended September 30, 2002. The decrease in cost of sales and increase in gross margin were primarily a factor of cost control measures that reduced material costs, wages and benefits, sub-contract labor and testing equipment costs.

     Total operating expenses for the nine months ended September 30, 2003, net of stock-based compensation, were $1.69 million, a 41% decrease from $2.84 million for the nine months ended September 30, 2002. Contributing to the decline, net of stock-based compensation, sales and marketing, decreased by 59% or $240 thousand, and general and administrative expenses, excluding facility and corporate expenses, decreased by 61% or $399 thousand. The decrease relates primarily to ongoing efforts to control operating costs, while ensuring adequate investment is made to support business growth.

     Net loss for the nine months ended September 30, 2003, net of stock-based compensation, was $1.14 million, a 53% decrease from $2.44 million for the nine months ended September 30, 2002.

     Overall, our results show that while sales for the nine-month periods remained relatively constant our ongoing efforts to control costs has improved our gross margins from 18% to 32% and reduced our net loss for the period by 53% or $1.3 million.

     Complete results for the third quarter ended September 30, 2003 as reported on Form 10Q-SB are available on the SEC's EDGAR database at www.sec.gov.

CURRENT BUSINESS OVERVIEW

     A significant milestone recently achieved was the release of the Company's first efficiency enhanced power amplifiers developed under its Smart Power Amplifier program. Initial results demonstrate that base stations and repeaters utilizing Unity's efficiency enhanced power amplifiers could reduce the operating expense of wireless service providers as their transmission infrastructure would require less power to achieve the same levels of performance. Currently, a selected group of tier 1 and tier 2 wireless network system vendors are awaiting these new power amplifiers for their internal evaluation.

     Unity Wireless is also proud to announce the receipt of a purchase order and development project from a new tier 1 customer for an integrated RF power amplifier and subsystem. While the relationship is still relatively new, to date Unity Wireless has met or exceeded this customer's development requirements and management anticipates production orders in fiscal 2004.

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     In  addition  to  the  milestones  mentioned  above,  management  has  also identified significant market opportunities that involve expanding the Company's current product line to include more integrated RF products. These products would combine the latest power amplifier technology with additional RF components in fully integrated RF subsystems. "In my experience, tier 1 and tier 2 wireless network vendors and OEM's are more approachable with a fully integrated solution," commented Myer Bentob,
     Unity's   Executive   Vice  Chairman.   "We  feel  that  many   significant
     opportunities are now before us that we can provide both technology and development cycles that can attract and retain business from tier 1 and tier 2 customers."

     Ilan Kenig, Unity's President and CEO stated, "As we have often reported, we believe that we have set Unity upon a course for a promising future. We have taken steps this year to enhance our products, to expand our list of customers and industry partners, and to reduce expenses, all in an effort to put our Company in position to benefit from an anticipated turnaround in the wireless infrastructure industry. However, any significant increase in revenue remains entirely dependant on increased capital spending by wireless network operators."

     "I can assure our investors that many challenges still lie ahead. We must work hard to stabilize our revenues and strengthen both our balance sheet and working capital positions in order that we may better capitalize on both present and future opportunities," continued Kenig. "Notwithstanding these challenges, in my two years here at Unity Wireless, I have never been more confident that we can overcome any challenge presented, and are on the right path to take a significant role in the wireless industry."

     ABOUT UNITY WIRELESS www.unitywireless.com

     Unity Wireless is a leading developer of fully integrated RF subsystems and Smart Power Amplifier technology. Our single-carrier and multi-carrier power amplifier products deliver world-class efficiency and performance with field-proven quality and reliability in thousands of base stations and repeaters around the world.

     FOR MORE INFORMATION CONTACT:

     James     E.     Carruthers,     Unity     Wireless,     (604)     267-2716
     jamesc@unitywireless.com Mike Mulshine, Osprey Partners, (732) 292-0982 osprey57@optonline.net

     FORWARD LOOKING STATEMENTS

     Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Forward-looking statements are based on the company's current expectations and are subject to market and competitive factors and the other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange
     Commission. Actual results can differ materially. The company makes no commitment to disclose any revisions to forward-looking statements.